                                                                      EXHIBIT 99





                                [ Company Logo ]





                        Service Merchandise Company, Inc.




                               2001 Business Plan









April 9, 2001

                                    FOREWORD
                                REFINE AND EMERGE

         In 2000, Service Merchandise Company Inc. ("Service Merchandise" or the "Company") was successful on many fronts, including surpassing our continuing EBITDAR Target of $41.0 million and achieving continuing EBITDAR of $44.9 million. This result is 9.3% better than our 2000 plan, 78.1% better than our 1999 results and was accomplished while maintaining strong liquidity that ranged from $146 million to a peak of $343 million. As everyone in the retail industry knows, 2000 ended with an extremely challenging second half, particularly the holiday season. When considering the difficult retail economy, together with the major initiatives undertaken by the Company in 2000 (exiting unprofitable hardlines merchandise categories and clearing approximately $189 million in inventory, reconfiguring all 218 on-going stores, 73 of which involved full refurbishments, and significantly downsizing our overhead structure), we are particularly proud of our accomplishments.

         Because the retail economy is expected to remain difficult at least through the first half of the year, we are presenting two EBITDAR goals in 2001: a Target goal and a Threshold goal. The continuing Target EBITDAR goal is $75 million and reflects the level at which we believe the Company should perform in a more normalized economy. The continuing Threshold EBITDAR goal is $60 million and reflects the level at which we believe the Company is more likely to perform if the retail economy, as projected, remains weak in the first half of the year and partially recovers in the second half.

         The economy and the general retail environment have also caused us to adjust our Chapter 11 emergence timetable. We believe that, in light of the economy and the weakening capital markets, it is prudent to operate under court supervision through Christmas 2001. We are very fortunate to have an adequate debtor-in-possession ("DIP") to exit credit facility led by Fleet Retail Finance that not only affords us ample liquidity, but also provides the ability to convert the facility to an exit financing facility upon emergence from Chapter 11 with a maturity date of April 2004.

         We now plan to emerge from Chapter 11 after the 2001 Christmas season. At the February 2001 Omnibus hearing, the bankruptcy court granted the Company an extension of the exclusive right to present a plan of reorganization through January 31, 2002 and the right to solicit acceptances of the plan to April 1, 2002. We look forward to working with all of our constituents to make 2001 successful and emerging from bankruptcy reorganization in 2002.

           THE SENIOR EXECUTIVES OF SERVICE MERCHANDISE COMPANY, INC.

                                  /s/ S. Cusano
--------------------------------------------------------------------------------
                                    S. Cusano
          Chairman of the Board, Chief Executive Officer and President


      /s/ C. Steven Moore                         /s/ Michael E. Hogrefe
---------------------------------------       -------------------------------
            C. Steven Moore                          Michael E. Hogrefe
   Chief Administrative Officer and               Senior Vice President and
            General Counsel                        Chief Financial Officer

      /s/    Jerry E. Foreman                     /s/ Jana Pistole                          /s/ Eric A. Kovats
---------------------------------------       -------------------------------        --------------------------------
           Jerry E. Foreman                            Jana Pistole                             Eric A. Kovats
     Senior Vice President - Home,                 Jewelry Merchandising               Senior Vice President - Sales
        Logistics and eCommerce


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


                        SERVICE MERCHANDISE COMPANY, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS

S. Cusano                          Chairman of the Board, Chief Executive Officer and President
Raymond Zimmerman                  Former Chairman of the Board
Richard P. Crane, Jr.              Attorney at Law, Musick, Peeler & Garrett, Los Angeles, California
P. Maynard Holt, J.D.              Business Consulting, Nashville, Tennessee
Charles V. Moore                   President of Trainer, Wortham & Company, Inc., Investment Counselors, NY, NY
Harold Roitenberg                  President of Roitenberg Investments, Inc., Minneapolis, Minnesota

EXECUTIVE OFFICERS

S. Cusano                          Chairman of the Board, Chief Executive Officer and President
C. Steven Moore                    Chief Administrative Officer and General Counsel
Michael E. Hogrefe                 Senior Vice President and Chief Financial Officer
Jerry E. Foreman                   Senior Vice President - Home, Logistics and eCommerce
Eric A. Kovats                     Senior Vice President - Sales


                              CORPORATE INFORMATION

SALES SUPPORT CENTER                               TRUSTEE AND PAYING AGENT - 8 3/8%
                                                   SENIOR NOTES, DUE 2001

Service Merchandise Company, Inc.
7100 Service Merchandise Drive                     State Street Bank and Trust
Brentwood, Tennessee 37027                         Corporate Services Division, P. O. Box 778
(615) 660-6000                                     Boston, Massachusetts 02102-0778
                                                   (800) 531-0368
MAILING ADDRESS
                                                   TRUSTEE AND PAYING AGENT - 9%
P.O. Box 24600                                     SENIOR SUBORDINATED DEBENTURES, DUE 2004
Nashville, Tennessee 37202-4600
                                                   The Bank of New York
INDEPENDENT AUDITORS                               101 Barclay Street
                                                   New York, New York 10286
Deloitte & Touche LLP                              (212) 815-5287
424 Church Street, Suite 2400
Nashville, Tennessee 37219-2396


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This business plan includes certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a variety of assumptions that may not be realized and are subject to significant business, economic, judicial and competitive uncertainties and potential contingencies, including those set forth below, many of which are beyond the Company's control. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, or to otherwise revise or update this 2001 Business Plan. Please see "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" on page 21.


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


                                TABLE OF CONTENTS


I.     INTRODUCTION................................................................................................   1

II.    2000 PERFORMANCE SUMMARY....................................................................................   6

III.   2001 BUSINESS PLAN INITIATIVES

              Jewelry..............................................................................................  11

              Home.................................................................................................  12

              Marketing............................................................................................  13

              Store/Field Organization............................................................................   14

              Real Estate..........................................................................................  16

              Capital Structure/Liquidity..........................................................................  17

              Other................................................................................................  18

IV.    CONCLUSION..................................................................................................  20

          SAFE HARBOR STATEMENT UNDER THE PRIVATE

                  SECURITIES LITIGATION REFORM ACT OF 1995.........................................................  21
          APPENDICES

            A.  Senior Management Structure and Single Store Structure

            B.  Store Locations

            C.  Store Renovation Summary


                                      iii

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                                 I. INTRODUCTION

         When we began the restructuring of Service Merchandise in March of 1999, we stated that our goal was first to stabilize the business and then strengthen and position it for ultimate growth. By the end of 1999, only nine months after the initial filing for Chapter 11 protection, we had stopped the negative trend of our business for the first time in seven years and surpassed our net continuing Target EBITDAR by $13 million. Thus, we were ready to begin in 2000 the process of strengthening the business for ultimate growth, and toward that end we embarked on a series of initiatives designed to reposition Service Merchandise as a jewelry and home goods specialty retailer. Those initiatives were aggressive and challenging, especially in the retail environment that developed in the second half of 2000. Yet despite those challenges, we again surpassed our net continuing Target EBITDAR by almost $4 million, achieving a continuing Target EBITDAR of $44.9 million. The following chart shows the Company's continuing EBITDAR progress from 1998 through 2000 ($ in thousands).


                                    [CHART]


FISCAL 1998                FISCAL 1999                FISCAL 2000
-----------                -----------                -----------
  19,568                     25,193                     44,875

         Although we surpassed our financial goals in 2000, the path to that success was not exactly the path that we had planned. We planned for the substantial changes that occurred in our business model, but we did not anticipate the challenging retail economy that we faced in the second half of 2000 or the more than $3 billion of inventory and real estate holdings being liquidated by failed retailers in the first half of 2001. Retail sales throughout the industry began to decline in the second half of 2000 and culminated with a holiday season that saw the lowest increase in sales since 1995. Fortunately, we were able to manage our expense base, our margin rates and our inventory levels in a manner that still enabled us to exceed our planned financial goals for continuing EBITDAR.

         As in 1999, much was learned and reinforced in 2000 regarding the opportunities that the coming year presents. We believe that our customer wants and expects value pricing, large assortments and quality merchandise. We believe that our jewelry customer is loyal and continues to be the core of our business, allowing us to sell more jewelry per store front than any other jewelry retailer. We believe that our home merchandise business, while undergoing substantial change in 2000, can contribute significantly to the business if we continue to manage margin rates and inventories aggressively. We believe that our marketing is more effective with


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less emphasis on branding and more emphasis on value at lower price points. We believe that we need to better integrate the home merchandise offerings with the jewelry business and increase cross-shop transactions. We also believe that we need to refine the presentation of merchandise in our stores and bring more focus to driving key items in both jewelry and home merchandise that our customers have consistently shown a propensity to purchase.

         With these opportunities, however, come unique challenges. The economy is indisputably weaker than it was this time last year, and according to current projections, it will continue to be weak throughout at least the first half of the year. 2001 has already seen several new retail bankruptcy filings, capital markets weakening and reports of store closings and job layoffs. However, even with these economic conditions, we believe that the strategic direction of the Company is the right one and our 2001 performance will enable us to emerge from bankruptcy reorganization in early 2002.


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

2000 SUCCESS

         We believe the changes made to the business in 2000 were substantial and directionally correct and did in fact accomplish the goal of strengthening the business and repositioning Service Merchandise as a jewelry and home specialty retailer. However, not all of the implemented initiatives produced the anticipated results. Initiatives such as the higher-end jewelry, or gallery, merchandise offering and the marketing effort of branding were still valuable learning experiences that we will use to enhance our 2001 business plan.

         The repositioning of the Company in 2000 began with the decision to exit certain hardline merchandise categories (electronics, toys and fitness) that, while a strong part of Service Merchandise's past, were unprofitable. Knowing that significant space would be made available by exiting these unprofitable categories, the Company began in March the process of downsizing its stores from 50,000 square feet to approximately 25,000 square feet. This downsizing required tremendous planning and coordination in order for the Company to continuously operate its stores, even during the disruptive construction and remodeling process. By the end of 2000, the Company had reconfigured all of its 218 on-going stores to the new 25,000 square foot format, including 73 stores that received complete refurbishments. These 73 locations emphasized the Company's strong jewelry franchise by expanding the space allocated to jewelry and introducing the gallery concept in a limited number of stores.

         This repositioning of the retail concept provided an opportunity for the Company to begin to unlock the value embedded in its real estate portfolio. In addition to the substantial number of properties that the Company owns, it also has long-term leases on many of its properties at rental rates that are generally lower than can be obtained in today's market. Accordingly, the Company began in March to offer for sublease the excess space in its stores created by exiting unprofitable categories of merchandise. Through February 2001, the program has resulted in 45 sublease transactions being approved by the Bankruptcy Court that will generate $11.4 million in annualized income.

         The significant progress made by the Company in 2000, like 1999, is due to the support we received from our key constituents, including our vendors, our lenders, our landlords and our other creditors. As of December 31, 2000, Service Merchandise's accounts payable totaled $48.6 million, with 85% of the Company's merchandise orders purchased on terms. The support of our vendors, together with the support of the DIP facility banks, enabled us to enjoy significant liquidity during the year. Finally, it goes without saying that Service Merchandise's associates are its greatest resource. The achievements of 2000 would not have been possible without the dedication and hard work of all our associates. We thank them for their efforts and dedication to their jobs and Service Merchandise.


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


2001 BUSINESS PLAN SUMMARY

         Although the Company exceeded its financial targets in both 1999 and 2000, and continues to benefit from strong liquidity through its DIP credit facility, we believe it is appropriate to continue reorganization under Chapter 11 through 2001. The weak retail environment that is expected to continue through at least the spring and summer, as well as conditions in the capital markets, lead us to believe that negotiating a consensual reorganization plan with our Creditors' Committee this fall and seeking to exit Chapter 11 following the 2001 holiday season is the most prudent means of strengthening our business and preparing it for long-term growth.

         The process of developing our 2001 Business Plan began with a careful evaluation of performance in 2000. Based on these considerations, Service Merchandise has developed a 2001 Business Plan that features the following initiatives:

         - The Company will focus on its core competency in jewelry while continuing to refine its home assortments. The Company anticipates hiring a new merchant in 2001 to lead Service Merchandise's efforts to provide a consistent and effectively presented and communicated product offering.

         - The Company will continue its efforts to create a sales environment in its stores by training its store associates to be "in-store merchants." The Sales Organization (stores) will work closely with the merchandising departments to develop compelling in-store presentations and signage that will help the merchandise sell itself.

         - The Company will refine its jewelry merchandising strategy by rationalizing its assortment, bringing its trade-in program in line with industry best practices and putting the gallery merchandise in-line as opposed to in a special display.

         - The Company is developing a new key item program (called Service Select(TM)) where Service Merchandise's best selling and most profitable merchandise in both jewelry and home will be emphasized. Marketing and in-store initiatives will be geared towards this new program.

         - The Company's marketing and advertising will emphasize quality, value and assortment with less emphasis on branding.

         - The subleasing program will be aligned with the store remodel program; thus as a rule, stores will be remodeled when they have been subleased.

         - The Company will further rightsize its stores organization, consolidate the space at its sales support center (headquarters), and reconfigure its jewelry repair organization. The Company's corporate staffing levels and overall expense structure will also be reduced. Approximately 1,750 full time positions, including 1,630 positions in the stores and field


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
         organization and approximately 120 positions at the sales support center, have already been eliminated. The expense reductions are expected to generate $35 million in annual savings, in addition to the $17 million in savings already built into our 2001 plan last year.

         In light of the current weak retail environment, the Company has developed two separate financial forecasts. The Company's Target EBITDAR goal represents the level at which we believe the Company should perform under "normal" economic conditions. The Threshold Plan represents the level at which we believe the Company should perform based on current weak economic conditions. Both the Target and Threshold goals represent significant improvement over 2000 performance.

         The Company is fortunate that terms for funding for the 2001 Business Plan, as well as future operations following our anticipated emergence from Chapter 11 in 2002, are already in place. The Company will maintain the four-year, $600 million DIP to exit credit facility obtained in 2000. This facility not only provides financing during Chapter 11 but also provides exit financing for ongoing capital improvements, operating expenses and general working capital once the Company emerges from Chapter 11. See "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995."

                          II. 2000 PERFORMANCE SUMMARY

         As noted above, the starting point in the development of the 2001 Business Plan was a careful review of 2000 performance. Accordingly, it is first important to understand the particular aspects of 2000 performance prior to reviewing the 2001 Business Plan. The information included herein should be considered together with the Company's Annual Report on Form 10-K, including the audited financial statements and related notes included therein.

FINANCIAL PERFORMANCE

         On the strength of its strategic initiatives, Service Merchandise posted operating results for 2000 that exceeded the 2000 Business Plan for continuing operations.

                                                                 CONTINUING OPERATIONS

                                                    FISCAL 1999               FISCAL 2000
($ millions)                                             ACTUAL        BUSINESS          ACTUAL
                                                       --------        --------        --------
                                                        RESULTS            PLAN         RESULTS
                                                       --------        --------        --------
     Net sales*                                        $1,969.3        $1,422.6        $1,368.9
     Gross margin-in                                   $  662.1        $  556.6        $  546.5
     Gross margin-out                                  $  500.1        $  421.0        $  407.9
     Sales, general and administrative expenses
       Employment                                         302.4           231.9           225.5
       Net Advertising                                     98.1            82.3            75.8
       Other S,G&A                                         74.4            65.8            61.7
                                                       --------        --------        --------
     Continuing EBITDAR net of bonus                   $   25.2        $   41.0        $   44.9

     * Net sales for Fiscal 2000 includes two months of revenues from discontinued merchandise lines totaling approximately $66 million

         From a sales perspective, 2000 did not meet our expectations as the Company's results, particularly during the holiday season, were negatively impacted by the overall retail slowdown. After several years of robust growth, many retailers experienced a challenging year, punctuated with a holiday season that saw December comparable store sales rise 0.7%--the lowest increase since 1995. The following chart summarizes jewelry and home sales and margin results for Service Merchandise in 2000:

($ millions)                               Jewelry                                       Home
                             --------------------------------------      --------------------------------------
                               Plan         Actual         Variance        Plan         Actual         Variance
                             ------         ------         --------      ------         ------         --------
Retail sales*                $678.4         $654.0          (3.60%)      $732.9         $709.8          (3.14)%
Retail gross margin*         $329.2         $320.9          (2.53%)      $214.2         $215.1           0.41%
       Gross margin %          48.5%          49.1%        54 bps          29.2%          30.3%       108 bps

*  Excludes layaway, sublease income and other revenues


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

JEWELRY PERFORMANCE

         After a strong first eight months, jewelry sales softened in the fall and continued to be weak through the holiday season. Full-year jewelry sales were $654.0 million, $24.4 million below plan. Sales for the fourth quarter were below plan by $35.2 million. However, the Company experienced better than plan sales performance in bridal jewelry, gold and special events. In addition, gross margin rates exceeded plan.

         During 2000, certain economic fundamentals that had driven jewelry sales growth in recent years were weaker, including reversal of the "wealth effect," higher interest rates, increased energy costs and slower economic growth. As a result, the jewelry retail sector as a whole experienced a challenging year as demonstrated by the following same-store sales growth comparison:

                                                       HOLIDAY             HOLIDAY
                                                        1999                2000
                                                       -------             -------
Finlay Enterprises, Inc.                                  7.2%              (1.3)%
Friedman's, Inc.                                          6.2%               5.5%
Reeds Jewelers, Inc.                                      5.0%              (8.9)%
Tiffany & Co.*                                           27.0%              (3.0)%
Whitehall Jewellers, Inc.                                12.5%              (8.7)%
Zale Corporation                                         16.3%              (3.1)%

                  * U.S. sales only

HOME PERFORMANCE

         Home merchandise sales were affected through the first three quarters of 2000 by the clearance of discontinued hard goods lines, with trends similar to those experienced in jewelry in the last four months of 2000. Full year home merchandise sales for Service Merchandise were $709.8 million, $23.0 million below plan, and sales for the fourth quarter were below plan by $21.2 million. However, gross margin rates exceeded plan for the year, resulting in gross margin dollars being above plan. Holiday, decorative home and jewelry boxes were among the Company's strongest sellers in the holiday season.

         In the homegoods sector, economic factors and demographic trends are expected to continue to drive growth. The U.S. Census Bureau has estimated that home ownership would increase to 70% in 2000 from 67% in 1998 - both historically high rates. Low interest rates continue to spur home sales, as many Americans are buying a first (or second) home or trading up to a bigger home. In addition, homegoods buyers, concentrated in the 35-54 year old age group, are one of the largest and fastest growing segments in the U.S. Despite these favorable indicators, the homegoods retail sector had a weak 2000 compared with 1999, as demonstrated by the following same-store sales growth comparison:


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

                                           HOLIDAY             HOLIDAY                YTD               YTD
                                            1999                2000                  1999              2000
                                           -------             -------                ----              ----
Bed Bath & Beyond, Inc.                       9.6%               [NA]                 9.0%              5.1%
Cost Plus, Inc.                               8.1%               2.0%                 8.6%              4.6%
Linens `n Things, Inc.                        4.5%               2.4%                 5.4%              3.7%
Pier 1 Imports, Inc.                          6.1%               0.0%                 1.8%              8.0%
Williams-Sonoma, Inc.                         4.3%               2.8%                 [NA]              [NA]


REAL ESTATE SUBLEASING PERFORMANCE

         With the assistance of its real estate advisors, the Company initiated a strategic program to lease surplus space made available by the remodel program. The Company gained the approval of the Bankruptcy Court for 45 sublease transactions to a variety of national and regional tenants, including T.J. Maxx, Office Depot, Bed, Bath & Beyond, Staples, Michaels, A.C. Moore, and H.H. Gregg. Revenues from sublease income and related recoveries were $3.4 million below plan in 2000. Nevertheless, lower than planned expenses resulted in actual Real Estate impact on EBITDAR slightly exceeding Plan.

         The following table summarizes the 2000 results of the subleasing program compared to the 2000 Business Plan:

($ millions)                                 2000          2000         Actual b/(w)
                                    Business Plan        Actual                Plan
                                    -------------        ------         ------------
Transactions                                   73            45                (28)
Subtenant rent and recoveries               $ 6.0         $ 2.6              $(3.4)
Real Estate impact on EBITDAR               $(6.8)        $(6.2)             $ 0.6


EXPENSE MANAGEMENT

         In the face of weak sales in both the stores and in eCommerce, and in the face of challenges encountered in the real estate subleasing program, Service Merchandise carefully managed expenses. The Company reduced its net advertising expenses by $6.5 million which, when coupled with the better than Plan gross margin rates, resulted in merchandising activities being off Plan by only $3.6 million. In addition, employment expense was $6.4 million better than plan and other S,G&A expenses were $4.1 million better than plan. Shrink results were also significantly better than plan. Achieving significantly better than plan shrink is a tribute to efforts of our store and field associates and improved practices implemented in 2000. With the remodeling program and the exiting inventory clearance program occurring simultaneously in the stores, the shrink results are noteworthy.

                                                                                 2000 BUSINESS         2000 ACTUAL TO
($ in thousands)                    1999 ACTUAL             2000 ACTUAL                   PLAN         PLAN VARIANCES
                                    -----------             -----------          -------------         --------------
Net Sales*                           $1,401,250              $1,368,863             $1,422,551               $(53,688)
Total Shrink and D&D                 $   40,357              $   29,394             $   33,408               $  4,014
% of Net Sales                             2.88%                   2.15%                  2.35%                20 bps

*   Net Sales excludes discontinued lines and closed stores

It is this careful management of the Company's expense base that enabled it to surpass its EBITDAR goal even in a tough economic environment.

CAPITAL EXPENDITURE AND REMODEL MANAGEMENT

         During 2000, the Company refurbished or converted all 218 of its stores. While most of the stores were refurbished to reduce selling area as a consequence of discontinuing certain merchandise lines, 75 stores were converted to both smaller selling and warehouse areas, leaving the remaining surplus area for alternative uses, including subleasing to retail tenants. Those conversions began in April and continued throughout the year. The Company planned 2000 capital expenditures of $67.8 million, of which $49.1 million was allotted to store conversions. Actual store conversion capital expenditures totaled $58.7 million, primarily due to the conversion of five more stores than planned and higher than anticipated costs. Although capital expenditures were higher than plan, the five additional stores were converted because favorable subleases were negotiated.

LIQUIDITY

         The Company benefited from strong liquidity throughout 2000, with a minimum borrowing availability of $146.7 million reported on November 17, 2000 and a maximum availability of $343.3 million reported on January 5, 2000. At December 31, 2000, availability was $229.3 million. When the Company does not have to pay cash in advance for merchandise but can pay after delivery, liquidity improves. In order to offer payment terms many vendors rely on factors or similar financial intermediaries. CIT has committed to provide Service Merchandise's vendors up to an aggregate new three-year, $35 million Committed Vendor Credit Line. The CIT commitment was approved at the February 2001 Omnibus Hearing and is expected to enhance vendor confidence and relations.

CLEARANCE

         The Company made the strategic decision to discontinue the electronics, toys and fitness merchandise categories in 2000. The Company promptly commenced a clearance sale of approximately $189 million in discontinued merchandise at cost and concluded the sale at the end of August 2000. Actual clearance sale results were consistent with our expectations and financial plan.

EXCLUSIVITY

         The Company sought, and the Bankruptcy Court approved, the extension of the period in which the Company has the exclusive right to file or advance a plan of reorganization in its Chapter 11 cases to January 31, 2002, and further extended the Company's exclusive right to solicit acceptances of its plan to April 1, 2002. These extensions will allow the Company time to complete and implement the 2001 Business Plan, which should serve as the basis for the plan of reorganization to be negotiated with our Creditors' Committee later this fall and for anticipated emergence from Chapter 11 in 2002.


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
                       III. 2001 BUSINESS PLAN INITIATIVES

JEWELRY

          The Company's jewelry operation has long been the foundation of its business. It was the foundation of the 2000 Business Plan, and it will continue to be central to the Service Merchandise business in the future. The 2000 merchandising strategy essentially continued the core retail strategy that had been in place for many years, but also featured an expanded offering of jewelry and jewelry-related products. As part of this expanded offering, many stores were converted to an expanded jewelry format, and in a limited number of stores, this expansion effort featured the higher-end gallery product category. Service Merchandise has always sold a wide variety of jewelry, including higher-end jewelry, and in light of the economic conditions and consumer trends at the time, Service Merchandise decided to experiment with a focused approach in certain stores on more higher-end, gallery jewelry. This limited experiment was not as successful in its current form as planned and will not be expanded or aggressively pursued in 2001.While Service Merchandise can and will sell higher-end jewelry, the core customer remains focused on value at lower price points.

          Accordingly, in 2001, Service Merchandise will focus on its core competencies - assortment, quality and value pricing - to meet the needs and desires of today's jewelry customer. As part of these efforts, Service Merchandise plans to:

     - Implement a key item initiative (called Service Select(TM)). Service Merchandise will continue to offer an impressive, and second to none, assortment of jewelry, but with the key item initiative, it will highlight and feature the most frequently purchased jewelry items. The key item merchandise will be highlighted and signed within jewelry cases at compelling prices, thus showing every customer who enters a store that these key items offer tremendous value.

     - Simplify and amplify the messages delivered in advertising media. The Company intends to re-establish its position as America's Leading Jeweler(TM) in all of its advertising and deliver messages of dominant assortments and quality merchandise at great prices.

     - Reformat the gallery stores to incorporate the best gallery items into the core jewelry cases and expand the more efficient program to over 70 stores.

          Service Merchandise continues to maintain a strong and loyal jewelry customer base, and in 2001, the Company will reinforce the attributes of its jewelry business - assortment, quality and value - that we believe our customers clearly want.

HOME

         While jewelry is the cornerstone of Service Merchandise, the home merchandise categories are an integral part of the Company's business. In 2000, these home merchandise categories were well managed by the home-merchandising department. Although sales were lower than plan, margin rates and gross margin dollars were above plan. Additionally, when sales appeared to be slowing due to the weakening economy, inventories were adjusted accordingly, resulting in a better than plan ending inventory. These accomplishments are particularly noteworthy in light of the significant changes that were made to the merchandise mix in 2000 with the elimination of electronics, toys and fitness categories.

         Despite these accomplishments, Service Merchandise recognizes that, in order to drive long-term growth, its assortment of home merchandise must be made more compelling and strategically integrated with jewelry. This is not to imply that additional wholesale changes to the home merchandise mix are being considered, but the strategic positioning of the current merchandise mix - through marketing, in-store presentation, space allocations, margin mix and key categories - is still being refined. To achieve this goal, Service Merchandise plans to:


     - Introduce a key item initiative that highlights and features product subcategories that have proven to be the strongest and have the greatest potential to drive sales and profits. Key items will be promoted by in-store signage and product packaging that tell the customer that the featured items are great value purchases.

     - Create a greater sense of retail excitement and improve in-store presentation through better space allocation, bulk stack value offerings, better end-cap presentations and better use of register tips.

     - Continue to support dominant assortments of competitively priced branded and private label merchandise.

     - Refine allocations of space by category to capitalize on successes and improve sales and margin dollars per square foot.

     - Introduce additional incremental subcategories of product identified as complementary to the jewelry business and strategic enhancements to Service Merchandise's home business.

     - Leverage its stronger margin mix to achieve longer-term sales growth by adjusting advertising space allocations, price points and timing.

     - Continue to support key categories with Internet line extensions to further enhance dominant assortments.

      In 2001, Service Merchandise will build on the foundation laid in 2000, a year of significant change in home merchandising, and refine and improve its strategic integration with jewelry while applying the same management principles that led to success in 2000.

MARKETING

         As Service Merchandise changed in 2000 through the elimination of merchandise categories of electronics, toys and fitness, which drove customer traffic but were largely unprofitable, the marketing program also changed. In 2000, Service Merchandise developed a comprehensive marketing plan, with a brand building emphasis, to communicate the Company's enhanced focus on jewelry and complementary home products to current customers and potential new customers.

         Based on a review of 2000 marketing and advertising efforts, Service Merchandise concluded that (i) due to the elimination of certain product categories and the effect that the elimination had on shopping patterns, the Company's return on its advertising investment was lower during non-holiday months when customers were less likely to shop the categories that the Company now offers; (ii) the emphasis on building a brand was premature given the ongoing refinements in store presentation and in the home product offering; and
(iii) value and price remain important to the Service Merchandise customer. As a result of this analysis, there will be a fine-tuning of existing programs, primarily focused on reinstating and emphasizing value and price into Service Merchandise's advertising program.

         The Company plans to allocate a disproportionate share of advertising dollars to support highly identifiable and profitable sales peaks, primarily during the holiday periods of Valentine's Day, Mother's Day and Christmas. This approach will allow for the casting of a wider net at peak holiday periods to reach more customers and prospects when they are clearly in the marketplace. In addition, this approach reduces advertising expense during the non-holiday trough periods. This is a shift in strategy, from a historical point of view, from a highly structured advertising program run every two weeks, regardless of sales or profit potential. Other marketing and advertising initiatives for 2001 include:

     - Re-evaluation of the broadcast advertising program. The Company is reviewing the possibility of reducing or eliminating broadcast in the second half of 2001 in favor of a higher frequency newspaper insert and print program.

     - An enhanced value emphasis both in its external advertising media and in its in-store-signing program to reflect a much stronger value strategy.

     - Support for the key item program with new packaging designs featuring the program's logo, Service Select(TM). This highly visible package is expected to deliver a strong value message and additional sales.

     - The development of an in-store stack out and end cap program to enhance merchandise presentation and create spontaneous add-on sales through dominant displays of merchandise that clearly demonstrate and enforce Service Merchandise's highly competitive price/value position.

     - A revised spring sourcebook that will emphasize outdoor seasonal and home merchandise only (no jewelry). The spring sourcebook will be split into two geographical mail drops - southern stores in February and northern stores in March. Overall, circulation is expected to increase by 3 million pieces from the 2000 spring sourcebook.

SALES/FIELD ORGANIZATION

         During the Company's reorganization, the Sales/Field Organization has undergone dramatic change. The change has not been limited to a reduction in force, but has included significant cultural change as well. In 2000, the Company eliminated an organizational structure that separated the jewelry field organization and the home field organization and replaced it with a single Sales Organization that encompasses both jewelry and home. This resulted in cost savings, a consolidation of positions, with virtually all associates learning new roles and responsibilities, and a streamlining of reporting structures. The most important aspect of this consolidation was the emphasis placed on the development of a sales culture.

         The Company continues to refine responsibilities at the store, district, regional and corporate level in order to develop a sales culture and reach the appropriate expense level for a specialty retailer operating a 25,000 square foot box. Although the Company reduced staffing in the stores in 2000, it is now the appropriate time to reduce staffing even further to levels more competitive with specialty retail benchmarks. Deeper staff reductions in 2000 would not have been prudent in light of the significant initiatives implemented in the stores, such as the clearing of discontinued merchandise lines and store remodels. Now that the Company is further into its repositioning, staffing throughout the organization will be modified to track specialty retailer benchmarks. The following chart depicts the significant change that has occurred in the Company's headcount during the past few years, most of which was in the stores.


                  FYE 1998     FYE 1999     FYE 2000     2/3/01
                  --------     --------     --------     ------
FTE's              16,631       11,817        6,768      5,438
Temps               7,829        6,603        3,832        950

         The staff reductions in the stores will require a simplified operating structure within the stores as well as within the divisions of the Company that support the stores. For example, the Company plans to implement simpler pricing and tagging procedures geared towards the new key item program, but this will require more emphasis on planning and coordination with the jewelry and home merchandising departments. Also, with the assistance of the Logistics department, the schedule for receiving merchandise from the distribution center will follow fixed schedules in order to allow the stores to more efficiently plan staffing requirements. Most importantly, the emphasis on a sales culture will continue, but more focus will be placed on taking advantage of the existing traffic by better in-store presentation of merchandise to ensure that sales opportunities are maximized with customers already in the store.

         In order to effect this simplified operating structure, the Sales/Field Organization will integrate more closely with the merchandising and marketing departments. Historically, Service Merchandise utilized its store associates as purely operational tools. That approach caused the Company to miss valuable insight into customer behavior, sales patterns, marketing effectiveness, and the impact that corporate driven tasks, such as price changes and plan-o-gram changes, have on sales and expense efficiencies. We now recognize the tremendous value our associates in the stores can add. They will play an instrumental role in the development and implementation of the key item program. They will be a key contributor to marketing strategy. They will be involved in every decision and practice that touches or impacts the customer.

         In 2001, store management will consist of a Store Manager and an Assistant Store Manager, whereas in 2000, the structure included a Store Manager, a Sales Manager and Sales Support Manager. In addition, the store associate headcount, which averaged between 25-35 in 2000, is expected to average between 20-25 in 2001.

        The following table further contrasts 2000 and projected 2001 store staffing levels:

                                                         2000              2001        VARIANCES
                                                         ----              ----        ---------
    Average hours per store (per week)                    830               580              250
    Full-time associates,
      including management (avg. per store)                15                 8                7
    Salaried management                                     3                 2                1

         A summary of the projected 2001 field structure plan is as follows:

                                        2000 PLAN         2001 PLAN        VARIANCES
                                        ---------         ---------        ---------
Regional Sales Manager                          3                 2                1
District Sales Manager                         24                20                4
Sales Support Supervisor                       24                10               14
Field Trainers                                  5                 5                0
Regional Human Resource Manager                 3                 2                1
Regional Recruiter                              3                 2                1
Regional Loss Prevention Manager                2                 2                0
District Loss Prevention Manager               16                10                6
                                               --                --               --
                                               80                53               27

        The result of these and other efforts will be a further rationalization of the Company's expense structure and staffing levels in 2001 based on current industry "best practices." Approximately 1,750 full time positions have been eliminated, including 1,630 positions in the stores and field organization, and approximately 120 positions at the sales support center. These expense reductions, together with the consolidation of space at the Company's sales support center and refinements to its jewelry repair organization, are expected to generate $35 million in savings.

REAL ESTATE

         In 2000, Service Merchandise's real estate activities were focused on maximizing the utilization and value of the Company's real estate portfolio. Subleasing the surplus space created as a result of the downsizing of the Company's stores was the key real estate initiative in 2000. While substantial progress has been made to date, the subleasing program is progressing slower than originally anticipated, primarily due to a growing surplus of retail real estate in the market generally, retailers holding back on new stores due to a slowing economy and overcoming various hurdles in implementing a sublease program of this size and nature.

         In addition to the subleasing program, the Company also embarked on a store remodel program in 2000. Based upon a comprehensive review of its store base during 1999, Service Merchandise determined that substantially all of its stores would be part of the business. The Company developed a transition plan designed to convert stores with minimal disruption during the refurbishment period.

         Class I stores feature an expanded jewelry department and revised home layout with new fixtures and certain interior upgrades. Class I stores incorporate a demising wall to facilitate the subleasing of excess space in the store. Class III stores are similar to Class I stores except that jewelry departments are not expanded, new home fixtures are generally not purchased and interior upgrades are kept to a minimum. Like Class I stores, Class III stores received a demising wall and are sublease ready. Class II stores were not made ready for subleasing.

Instead, Class II stores sales areas were reduced by installing fixture walls in front of the former electronics and toys sales areas and the home layout was revised.

         A summary of the status of the store conversion program is shown in the following table:

                                          2000 BUSINESS      2000
                  STORE CLASS                      PLAN     ACTUAL
                  -----------             -------------     ------
                  Class I                            70        63
                  Class II                          146       148
                  Class III                           0        10
                                                  -----     -----
                              Total                 216       221

         During 2000, the Company also closed and sold its Montgomery distribution center. To further rationalize its real estate holdings, Service Merchandise retained Grubb & Ellis to assist in its decision making process with regard to its sales support center real estate opportunities. Grubb & Ellis is currently assisting Service Merchandise as it pursues a sale of the building, with the Company leasing back approximately 165,000 sq. ft. of the total 365,000 sq. ft. it previously occupied. This process is expected to be completed in 2001.

         In 2001, the Company's real estate activities will continue to be focused on maximizing the utilization and value of Service Merchandise's real estate portfolio. However a significant change will be the alignment of the subleasing and remodel programs. In 2000, the remodel program was driven by retail business needs, but in 2001, remodels will be driven solely by the completion of a sublease transaction. In other words, the Company will generally remodel stores that it first subleases. In order to conserve capital, the Company's real estate marketing efforts will be focused primarily on the 38 Class I stores that have already been remodeled but not yet subleased. Secondary emphasis will be placed on those stores which have not been remodeled but have strong tenant interest.

CAPITAL STRUCTURE/LIQUIDITY

         To fund the 2000 and 2001 Business Plans, as well as future operations, and in anticipation of emergence from Chapter 11, Service Merchandise obtained a four-year, $600 million DIP to exit credit facility. This facility also provides terms for exit financing for ongoing capital improvements, operating expenses and general working capital once the Company emerges from Chapter 11. The DIP to exit facility is structured as a $540 million revolver, with a $60 million term loan and a letter of credit sub facility of $150 million. The minimum availability under this facility over the 2000 peak borrowing season was $146 million.

         The Company has also received Bankruptcy Court approval to enter into a three year, $35 million, Committed Vendor Credit Line with CIT Commercial Services. Service Merchandise believes that this new credit line with CIT will help to increase vendor confidence as the Company moves towards 2002 and the anticipated emergence from Chapter 11.

OTHER

Information Technology

         The information technology department has contributed significantly to Service Merchandise by providing a sound, reliable infrastructure and advanced functionality throughout the Company's business units. During 2000, obsolete point-of-sale registers were replaced and all payment processing and electronic signature capture equipment was replaced with Checkmate eNtouch. In May of 2000, a new warehouse management system was installed in the Nashville Distribution Center for home products.

         In 2001, a program aimed at replacing the Company's store system software will begin. Primary objectives of the software replacement will be ease of use and simplification of complex point-of-sale transactions, ultimately enhancing the customers' shopping experience. The new store system will be implemented in pilot stores during 2002, with the rollout expected to be completed in 2003.

Internet

         The goal of the Company's eCommerce division has been to leverage Service Merchandise's strength in order processing, fulfillment and customer service in order to maximize sales through alternative selling channels, including the Internet, mail/phone orders and corporate sales. To enhance the shopping experience, the Company now offers over 2,500 items available only on the Internet. For 2001, Service Merchandise will further enhance the integration of its web channel into the stores, advertising and customer service. Because sales slowed from planned projections in 2000, the Company's infrastructure already has the capacity to accommodate the sales planned for 2001. Thus, capital expenditures, as well as operational expenses, will be curtailed in 2001 from 2000 levels.

Logistics

         During 2000, Service Merchandise continued to rationalize its logistics infrastructure to support in-store and Internet sales efforts and reduce costs. The elimination of under-performing product lines reduced the Company's warehouse capacity needs. As such, the Company closed its Montgomery distribution center in June 2000 and its Orlando distribution center at the end of the year. The remaining operations were consolidated in the Company's 1.9 million cubic feet Nashville regional distribution center. In May, the Company completed the implementation in this distribution center of a new warehouse management system purchased from Optum.

         Service Merchandise will continue to rationalize its logistics infrastructure to support the Company's in-store and Internet sales efforts and reduce costs. During 2001, Service Merchandise will operate one centralized distribution center located in Nashville, Tennessee. Nashville is centrally located relative to the Company's current vendor and store base and is the optimal cost and service location. During most of the year, the Nashville distribution center will be more than adequate for the Company's storage and handling needs. During the peak period, if necessary, the Company will utilize additional space at its return facility in Bowling Green, Kentucky. The Company will continue to analyze additional consolidation opportunities.

                                 IV. CONCLUSION

         The Service Merchandise team believes that the path for 2001 remains clear - building on the foundation laid in 2000, the Company will continue to reposition its business as a multi-channel specialty retailer of fine jewelry and home merchandise by (i) refining its merchandising strategy; (ii) continuing to unlock value from real estate through our subleasing program; (iii) reducing overhead and operating costs to match competitive specialty retailers; and (iv) implementing a marketing and advertising strategy designed around the refined business model. We believe that these efforts will strengthen our business and provide a foundation for emergence from Chapter 11 in early 2002. We believe the measure of success this year should be meeting our Threshold EBITDAR goal.

         We are well prepared to meet the challenge that lies before us, and we look forward to working closely with all of our important constituencies - customers, employees, landlords, lenders, suppliers and creditors - to continue the revitalization of Service Merchandise.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

        This 2001 Business Plan and the component target and threshold financial goals were developed by senior operating and financial management of Service Merchandise Company, Inc. Management believes that these goals are reasonable, given today's market conditions. However, the 2001 Business Plan is based on a number of assumptions and estimates that, although considered reasonable by management, are inherently subject to significant known and unknown risks and uncertainties. There can be no assurance that the anticipated results will be realized and actual results may vary materially and adversely from those presented.

         This 2001 Business Plan includes certain forward-looking statements (all statements other than those made solely with respect to historical fact, including but not limited to the target and threshold financial goals) which are subject to various assumptions regarding the Company's operating performance that may not be realized and are subject to significant business, economic, political and competitive uncertainties and potential contingencies, including those set forth below, many of which are beyond the Company's control. Consequently, such matters should not be regarded as representations or warranties by the Company that such matters will be realized. Actual results may differ materially and adversely from the information contained in this 2001 Business Plan. The Company undertakes no obligation to update or revise this 2001 Business Plan.

         The forward-looking statements and the Company's liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of, and access liquidity from, the DIP to exit credit facility and the vendor line of credit; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to successfully implement on a timely basis the 2001 Business Plan initiatives; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Company's cases to Chapter 7 cases; the ability of the Company to reduce its workforce and related expenses and to achieve anticipated cost savings; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the Company to sublease successfully additional portions of its real estate and to consummate the sale/leaseback of the headquarters building; the successful consolidation of its distribution centers; potential adverse developments with respect to the Company's liquidity or results of operations; competitive pressures from other retailers, including specialty retailers and discount stores, which may adversely affect the nature and viability of the Company's business; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability to fund and execute its business plan; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; and uncertainties regarding real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store.

        In preparing the 2001 Business Plan, the management of Service Merchandise has consulted with Jay Alix & Associates and Rothschild Inc. Both Jay Alix and Rothschild have acted exclusively in an advisory capacity assisting Service Merchandise with the preparation of this 2001 Business Plan and do not express an opinion or any other form of assurance with respect to the information contained in this Business Plan.

        This 2001 Business Plan is being made available to Service Merchandise's associates and others. Given the large number of such persons it is being made available publicly. Readers are cautioned against placing undue reliance upon the goals, estimates, plans or other information included herein. This 2001 Business Plan should be considered together with the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including the management's discussion and analysis of financial condition and results of operations and the audited financial statements and notes thereto.

                          SENIOR MANAGEMENT STRUCTURE

                                    [CHART]


                             SINGLE STORE STRUCTURE


                                    [CHART]



                                  Appendix A-1

                                  Appendix B-1
                                 STORE LOCATIONS

The numbers in parentheses show the number of stores in a state and, where there is more than one store in any city, the number of stores in a city as of February 28, 2001. As of February 28, 2001, the Company operated 218 stores in 31 states.

ALABAMA (6)         FLORIDA (42)          ILLINOIS (18)        MASSACHUSETTS (6)      NEVADA (1)             TEXAS (26)
Birmingham (2)      Altamonte Springs     Arlington Heights    Auburn                 Las Vegas              Arlington
Huntsville          Boca Raton            Berwyn               Burlington             NEW YORK (6)           Austin
Mobile              Boynton Beach         Bloomingdale         Natick                 Hartsdale              Baytown
Montgomery          Bradenton             Burbank              Saugus                 Lake Grove             Beaumont
Tuscaloosa          Brandon               Crystal Lake         Stoughton              Middletown             Dallas
ARKANSAS (1)        Casselberry           Downers Grove (2)    Swansea                Patchogue              Fort Worth
Little Rock         Coral Springs         Joliet               MARYLAND (2)           Poughkeepsie           Harlingen
ARIZONA (3)         Daytona Beach         Lansing              Baltimore              Woodhaven              Houston (7)
Glendale            Fort Myers            Matteson             Columbia               OHIO (4)               Lake Jackson
Mesa (2)            Hollywood             Naperville           MAINE (2)              Cincinnati (3)         Laredo
CONNECTICUT (5)     Jacksonville (2)      Niles                Augusta                Springdale             Lewisville
Danbury             Kissimmee             Norridge             S. Portland            OKLAHOMA (3)           Longview
Derby               Lakeland              Oaklawn              MICHIGAN (6)           Oklahoma City          McAllen
Manchester          Largo                 Orland Park          Novi                   Tulsa                  Mesquite
Newington           Leesbury              Schaumburg           Roseville              Warr Acres             N. Richland Hills
Orange              Miami (2)             Skokie               Southgate              PENNSYLVANIA (6)       Plano
DELAWARE (3)        N.  Clearwater        Waukegan             Sterling Heights       Allentown              Richardson
Dover               N. Miam               INDIANA (10)         Troy                   Greensburg             San Antonio
Wilmington (2)      Naples                Castleton            Westland               Harrisburg             Sugar Land
                    Ocala                 Clarksville          MISSOURI (4)           Lancaster              Tyler
                    Orange Park           Evansville           Crestwood              Reading                VIRGINIA (5)
                    Orlando (3)           Fort Wayne           Florissant             Wilkes-Barre           Chantilly
                    Pembroke Pines        Greenwood            Springfield            SOUTH CAROLINA (3)     Chesapeake
                    Pensacola             Indianapolis (2)     St. Peters             Columbia               Fredricksburg
                    Pompano Beach         Lake                 MISSISSIPPI (3)        Greenville             Glen Allen
                    Port Charlotte        Merrillville         Gulfport               N. Charleston          Midlothian
                    Port Richie           Mishawaka            Hattiesburg            TENNESSEE (10)         VERMONT (1)
                    Sanford               KANSAS (1)           Jackson                Antioch                Burlington
                    Sarasota              Overland Park        NORTH CAROLINA (7)     Chattanooga
                    Spring Hill           KENTUCKY (6)         Cary                   Cookeville
                    St. Petersburg        Florence             Charlotte              Franklin
                    Stuart                Lexington            Fayetteville           Jackson
                    Sunrise               Louisville (2)       Gastonia               Johnson City
                    Tallahassee           Owensboro            Greensboro             Knoxville
                    Tampa (2)             Paducah              Pineville              Madison
                    W.  Melbourne         LOUISIANA (9)        Raleigh                Memphis (2)
                    W. Palm Beach         Baton Rouge          NEW HAMPSHIRE (5)
                    GEORGIA (11)          Bossier City         Dover
                    Alpharetta            Harvey               Manchester
                    Augusta               Houma                Nashua
                    Columbus              Lafayette            Plaistow
                    Douglasville          Metarie              Salem
                    Duluth                Monroe               NEW JERSEY (3)
                    Kennasaw              Shreveport           Hazlet
                    Macon                 Slidell              Paramus
                    Morrow                                     Wayne
                    Savannah
                    Smyrna
                    Tucker


                                  Appendix B-1

                 STORE RENOVATION REVIEW--OLD PROTOTYPE D PLAN

                                   [PICTURE]


                                  Appendix C-1

                     STORE RENOVATION REVIEW--CLASS I PLAN


                                   [PICTURE]


                                  Appendix C-2

                     STORE RENOVATION REVIEW--CLASS II PLAN

                                   [PICTURE]


                                  Appendix C-3

               [Picture of Franklin, TN Store - Before Renovation]


                                  Appendix C-4

                [Picture of Franklin, TN Store - After Renovation]


                                  Appendix C-5

           PROFESSIONALS RETAINED BY SERVICE MERCHANDISE COMPANY, INC.


Corporate Counsel                                           Bass, Berry & Sims PLC

Restructuring Counsel                                       Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates

Financial Advisors and Restructuring Consultants            Jay Alix & Associates

Investment Bankers                                          Rothschild, Inc.

Real Estate Advisors                                        Gemini Realty Advisors LLC
                                                            Thompson Associates

Real Estate Agents                                          Centennial/Grubb & Ellis
--Dispositions                                              The Keen Venture (a joint venture of Keen Realty
                                                            Consultants, Inc., Trammel Crow and Dean & Associates)

Real Estate Agents                                          Creative Realty Group
--Subleasing                                                Service Real Estate Venture (a joint venture of Keen
                                                            Realty Consultants, Inc., and Dean & Associates
                                                            associated with affiliates of Grubb & Ellis)

Communications Professionals                                Sitrick And Company

Claims Professionals                                        Robert L. Berger & Associates, Inc.